Exhibit 99.1

First Oak Brook Bancshares, Inc.

2004 Summary Annual Report

First Oak Brook Bancshares, Inc.

Nature of Business

First Oak Brook Bancshares, Inc. is a bank holding company with $2.1 billion in total assets and $134 million in shareholders’ equity. Established in 1983 and public since 1985, the Company is the eleventh largest independent, publicly-held bank holding company headquartered in Illinois.

Our primary subsidiary, Oak Brook Bank, serves the Chicago area from 18 offices, 16 of which are in the western suburbs. Oak Brook Bank is the eighteenth largest bank or thrift in the Chicago MSA.

Our common stock trades on the NASDAQ Stock Market® under the symbol FOBB.

Our 322 full time and 37 part time employees are committed to working together to deliver value to our customers and to create value for our shareholders.

1
Financial Highlights

3
Letter to our Fellow Shareholders and Interview

28
Ten Year Earnings Summary and Selected
Consolidated Financial Data

30
Condensed Consolidated Balance Sheets

31
Condensed Consolidated Statements of Income

32
Directors and Officers

35
Shareholder Information

36
Corporate Information

37
Independent Auditors’ Report

First Oak Brook Bancshares, Inc.

Financial Highlights

At and for the year ended December 31,	2004	2003

	(Dollars in thousands
	except share data)
Net income	$19,072	$18,435

Common Stock Data*
Basic earnings per share	$1.95	$1.92
Diluted earnings per share	1.91	1.87
Book value per share	13.33	12.12
Market price at year-end	32.41	30.01
Cash dividends paid	.62	.449

Balance Sheet Highlights
Total assets	$2,082,524	$1,847,815
Loans, net of unearned discount	1,071,655	915,678
Demand deposits	265,251	250,101
Total deposits	1,714,536	1,458,502
Shareholders’ equity	133,787	120,892

Trust Assets
Discretionary assets under management	$751,046	$635,234
Total assets under administration	$944,318	$786,454

Financial Ratios
Return on average assets	.96%	1.11%
Return on average equity	15.21%	15.79%

Asset Quality Ratios
Nonperforming loans to total loans outstanding	.01%	.06%
Nonperforming assets to total assets	.49%	.91%
Allowance for loan losses to total loans outstanding	.80%	.91%

*	Common Stock data has been restated to give effect to the three-for-two stock split effective in August 2003.

Eugene P. Heytow is the Company’s Chairman of the Board and Chief Executive Officer. Gene recently announced his retirement as Chief Executive Officer effective on May 10, 2005. He will remain Chairman of the Board. Gene was one of the founders of the Company in 1983.

Chairman of the Board

First Oak Brook Bancshares, Inc.

To our Fellow Shareholders

2004 was a year of record earnings and other accomplishments. On this high note, Eugene Heytow, one of our Company’s founders and our first and only CEO, announced his decision to step down as First Oak Brook Bancshares’ Chief Executive Officer. Stepping into the CEO position will be Richard Rieser, also one of our founders and our President.

Typically, we provide a Chairman’s letter here. We thought, however, that the following recent interview with Rick Rieser would provide a better idea of the future direction of our Company.

On behalf of the entire Board, we wish to express our deep gratitude to Gene Heytow for his many years of brilliant and dedicated service. And, as always, we thank you, our shareholders, for your continued loyalty and confidence.

Sincerely,

The Board of Directors

Q. Rick, you’ve been President of First Oak Brook Bancshares since 1983. Recently the Board announced that you’ll succeed Gene Heytow as CEO at the Company’s Annual Meeting this May. What kind of a transition can we expect when you take the reins from Gene?

Ours should be a seamless transition Gene and I think alike almost all the time about our corporate direction and major business decisions. This should come as no surprise since we have similar backgrounds and experience. We both went to college in the East and then to the University of Chicago Law School. Gene entered the banking business in 1963, I followed him in 1970, and we’ve been together ever since.

Q. There must be some differences between you.

Well, Gene likes to remind me that he grew up in the windy city of Chicago, while I came from snowy Buffalo. Seriously, by nature Gene thrives on deals, and I’m more of a day-to-day manager. Together, it’s been a great collaboration.

Richard M. Rieser Jr., Company President, has been designated Chief Executive Officer effective May 10, 2005. In addition, Rick is Chairman, President & CEO of Oak Brook Bank. Rick was one of the founders of the Company in 1983.

Chief Executive Officer

First Oak Brook Bancshares, Inc.

Q. With Gene retiring as CEO in May, will First Oak Brook Bancshares be losing any entrepreneurial spirit?

Not at all. First, Gene will continue to be a valuable resource as non-executive Chairman of the Board, as a director, and until the end of 2006, as a consultant.

Second, I didn’t mean to imply that Gene is acquisitive and I am not. The reason we bought our last bank in 1989 has more to do with our disciplined approach to acquisition pricing and the outstanding organic growth opportunities within our primary western suburban Chicago market.

In fact, one of the most valuable things Gene has taught us at First Oak Brook Bancshares is to be careful what you wish for because it just might come true. Some years ago, the FDIC was closing a southside Chicago bank and auctioning off its assets and liabilities, minus the bad loans. We wanted to bid. The bids were due on a Saturday at noon. At 11 am, I presented Gene our final bid recommendation. Gene asked me two questions. First, what does the bank look like now before the FDIC closes it? I said it’s a troubled bank in a declining neighborhood. Then, he asked me, what will the bank look like after the FDIC auctions it off? I said it’ll be a clean bank in a declining neighborhood. Now, Gene said, let’s fill out the bid form. Together, we reduced our offer, wound up an underbidder at the auction, and have never regretted our decision.

Today, we apply Gene’s logic on a regular basis. In our market, the competition for commercial loans is fierce. It’s not unusual for us to find three or more banks competing for the same commercial loan. But we remind our lending officers that if a credit is too risky or too poorly priced, even though some other bank is willing to go forward, it’s perfectly alright to take a pass. We measure our commercial lenders’ success not only by how much good business they land, but also by how few problems they attract. In short, Gene’s legacy is deeply embedded in our corporate culture.

Q. You just mentioned that one of the keys to FOBB’s success is avoiding troubles. What are the implications of the economic problems facing the country for a bank with $2.1 billion in assets and a western suburban Chicago footprint?

I suppose you’re referring particularly to the current budget and trade deficits, globalization of jobs, higher oil prices, and the weak dollar.

Because we can do little here to relieve the stresses on the larger economy, practically speaking, I focus on how our Company can survive and thrive under current conditions. On the survival side, this is a time when we believe great

George C. Clam is Vice President and Chief Banking Officer of the Company and Vice Chairman and Chief Credit & Risk Officer of the Bank. George chairs both the Bank and Directors Loan Committees and the Investment & Asset/Liability Management Committee and has Credit Administration, Audit and Metropolitan Lending reporting to him. George joined the Company in 1983.

Chief Credit and Risk Officer,
Vice Chairman of the Bank

First Oak Brook Bancshares, Inc.

execution pays off handsomely, and in this regard we’ve been doing a terrific job of paying attention to the fundamentals. For example, we’ve strengthened our balance sheet by reducing our non-performing and Watch List loans to nominal dollars and by shortening the duration of our high quality investment portfolio.

And, we’re in the last stages of liquidating the Chicago condo project we took back in 2002 after discovering a loan fraud. As of March 25, 2005, of the original 24 condo units and 53 parking spaces, 17 units and 38 parking spaces have been sold and closed, and four units and seven spaces are under contract. Only three units and eight spaces are left. So, as of this moment, I’m pleased to report that we’re ahead of our original estimated close-out date of November 2005.

On the “thrive” side, we have a number of growth initiatives underway. Our 18th branch just opened in Darien, Illinois. We plan to break ground shortly for our new Wheaton branch. We’ve submitted building plans to the Village of Glencoe for our branch in that community. We’re moving forward with our recently-announced Homer Glen office. And, we just signed a lease for space in Northbrook.

Q. Is there a method behind your branching strategy? And is it your only expansion strategy?

Absolutely, there’s a method. Several years ago we announced what it is. We have four branch targets: first, fill-ins within our primary western suburban Chicago footprint. Darien and Wheaton illustrate this, Second, market extensions into high growth areas. Homer Glen is an example. Third, select communities where we have a concentration of customers but no physical presence. We’re focused on a couple of these right now. Fourth, ways to upgrade current facilities. If all goes as expected, we’re close to announcing a plan to add a drive-up to one of our current branches.

You also asked about other expansion strategies. We regularly look at acquisitions. They fall into two groups: those the investment bankers toss over the transom, and those we solicit. Of those which the investment bankers source — perhaps six or seven in an average year — we’ll eliminate all but two or three pretty quickly for lack of a strategic fit, and apply disciplined pricing metrics to those left. Typically, we’ll bid on one or two that would fill in or extend our franchise in an appropriate way at a fair price. Those we actively solicit generally proceed from logical extensions of our branch expansion plans — in other words, they’re located in markets we already like and which potentially represent a lower cost of entry than a branch start-up.

Rosemarie Bouman is Vice President and Chief Financial Officer of the Company and Senior Executive Vice President and Chief Financial Officer of the Bank. Rose heads the Finance, Administration and Operations Group. Rose joined the Company in 1983.

Chief Financial Officer,
Senior Executive Vice President,
Finance, Administration
and Operations

First Oak Brook Bancshares, Inc.

Q. You’ve been emphasizing growth through branch expansion. Why have you preferred this route over acquisitions?

There are a lot of nice things about our organic growth strategy. As we build branches, the costs are predictable, the timing is within our control, the management distractions are minimized, and the integration risks are eliminated.

Q. Oak Brook Bank is not the only bank building branches around Chicago. Fifth Third, Washington Mutual, National City, Bank of America and others have been on a tear here the last few years. What do you think of the competitive landscape generally and the proliferation of new bank offices in particular?

First of all, in our own case, we’re planning to open a few offices per year at most. We are very disciplined about the communities we’re interested in and even more disciplined about site selection. Ideally, we want locations where we can attract both retail business which helps pay the overhead and commercial business which, long run, can generate the profit. We want visibility and signage opportunities, and we want accessibility to and on the site. Usually, though not always, we want a fairly monumental physical presence that makes a statement about our prominence and the security of the facility, and drive-up lanes for convenience.

Second, what surprises me is how often the competition ignores these principles. WAMU frequently rents in invisible strip shopping centers. Fifth Third and National City have both been building new “McBanks,” virtually indistinguishable from fast food stores, sometimes in dubious locations. I’ve wondered whether those strangers to our market are just filling out a numeric quota by converting pins on a Chicago area map into a branch system.

Third, like any businessman, I’d rather have fewer competitors than more. Here’s the bad news: the proliferation of branches by the newly-arrived out-of-town banks has, in the short run, driven up site acquisition costs; made it somewhat harder and more expensive to find and attract talented, seasoned bankers; and occasionally has led to product price wars. Here’s the good news: we were able to shed bankers who weren’t performing to the out-of-town banks, brought in several talented officers who were disenchanted at the out-of-town banks, and we have been winning the battle for customers disillusioned by the comparatively weak customer service at some of these newcomers. A banker at one of these out-of-town banks recently joked, at his own expense: “If a customer has a problem, tell him to call our 800 number – 1-800-I-CANT HELP U.”

Brian England is Vice President and Chief Marketing Officer of the Company and Senior Executive Vice President of the Bank. Brian heads the Commercial Banking Group. Brian joined the Bank in 1994.

Senior Executive Vice President,
Commercial Banking

First Oak Brook Bancshares, Inc.

Some of the telltale signs of stress are already appearing. Fifth Third recently replaced its Chicago-area boss, and a bunch of its recently-hired lenders have already departed. Charter One shuttered its commercial real estate lending operation, cutting loose a number of lenders. If we’re not swallowed up by Gresham’s Law in the meantime (“Bad money drives out good”), with our high service quality standards, we’re well-positioned to add market share.

Finally, remember that until fairly recently, Illinois remained a “unit banking” state where branching was tightly constrained. So Illinois was relatively under-branched. Today, Illinois is probably slightly over-branched. Let’s hope good sense prevails.

Q. Speaking of market share, one of your 2004 strategic goals was to be among the top three in market share in DuPage County within the next five years. How are you doing?

Very nicely, thank you. As you may know, we are dedicated business and strategic planners. Our 2004 Strategic Plan is on our website at www.firstoakbrook.com. In that Plan, we established four key five-year goals related to earnings, market share, customer retention (which is really a quality of service goal), and several “how to” goals. When we set our goal to be in the top three in DuPage County, we recognized that 16 of our 18 offices are in the western suburbs of Chicago, and that DuPage County, where we have 11 offices, is the bullseye of this western suburban footprint. So we used DuPage as a proxy for the broader western suburban market, and deposits as an index of our overall share. As of June, 2003, we were in seventh place, with $1.017 billion in deposits, for a 4.91% share. As of June 30, 2004, we had moved up to fifth place, with $1.303 billion in deposits, for a 5.93% share. Our thinking was, if we’re not one of the strongest players in our primary service area, how can we expect to succeed in greater Chicago? I believe our ascent to the fifth spot reflects well on the quality of services and products we’re delivering at the local level.

Q. At investor presentations and conferences, you frequently touch on areas of growth and strength within your Company. These include Treasury Management, Consumer Lending, Merchant Credit Card Processing, and your Investment Management & Trust area. Could you tell us a little about your recent accomplishments and initiatives in these sectors, starting with Treasury Management?

As you know from our past discussions, Oak Brook Bank was a pioneer in the Treasury Management business in the early 1970s, and it’s an activity where we’ve remained at the forefront of innovation. For example, in 1996 we became the

First Oak Brook Bancshare, Inc.

fourth bank in the U.S. to move from computer-based workstations to the secure Internet for treasury reporting.

In 2004, adjusting for the loss of a significant customer in 2003, combined revenues from cash fees and earnings credits on deposits from Treasury Management activities declined 2%. This modest decline in revenues is largely attributable to the fact that higher-priced paper transactions like checks are yielding gradually to lower-priced electronic transactions like ACH debits and credits. Without getting too technical, we want to take advantage of this trend, not be victimized by it. Here are several ways we’re going about this:

In 2004, we installed a system which allows our retail lockbox customers to receive images of both their checks and standard invoices online in real time. Right now our wholesale lockbox customers can receive check images and nonstandard accompanying remittances (such as invoices, letters and envelopes) on a CD, but in Third Quarter 2005 we expect checks and non-standard remittance documents also to be available online in real time.

For lockbox clients we’re also installing capabilities which will allow us to convert incoming paper checks deposited to ACH. When they hit a consumer’s or business’ account, electronic ACH transactions have first priority on payment of funds, ahead of paper checks. So, for a client, ACH is quicker, less likely to cause returns, and cheaper. For the Bank, we save check clearing costs.

Our belief is, as Treasury Management penny prices fall, these value-added services will become more attractive to an even wider commercial audience.

One last thought. Treasury Management is a complex process, not simply a suite of products. We have a large, highly trained sales staff of Commercial and Institutional Bankers well-versed in the benefits which a customized treasury management program can provide. Our dedicated sales force is backed by a team of Treasury Managers who help with proposals and pricing, customizations and installations, post set-up support and new product initiatives. Behind them are our IT and Systems Administrators who develop or adapt most of the software we market. Finally, we’ve developed an outstanding Treasury Management Operations Group who on a daily basis deliver the agreed-upon services. Typically, each client is assigned one dedicated Operations Specialist to respond to day-today client inquiries. Our leadership position in this industry is a total team effort and would be very difficult for any competitor to duplicate from scratch.

First Oak Brook Bancshares, Inc.

Q. Would you like to comment on another area in which you have a leading position, Consumer Lending?

Sure. Our $596 million in consumer loans represented almost 56% of our $1.072 billion loan portfolio at year-end 2004. It breaks down into two main segments: $328 million in indirect loans obtained through a local network of car dealers and a national network of Harley-Davidson dealers, and $261 million in local residential mortgage and home equity loans. We also originate and sell residential mortgages to the secondary market to generate pure fee income.

First, I’d like to address our indirect vehicle portfolio. In total, indirect loans grew almost 25% in 2004. We stood sixth among banks in new car loan originations in Chicagoland. Even better, our higher-yielding Harley segment grew over 43%, from $36 million to $51.6 million.

Best of all, our net charge-offs as a percent of the average indirect portfolio in 2004 dropped to just 7 basis points from 11 basis points in 2003, far below our peers. These results reflect both the fact that we focus on mid- to high-end foreign car dealers and our own proprietary decision-making process where we first screen credit applications three-dimensionally (debt-to-income, loan-to-value, and credit history) and then require officer, rather than automated approval, of each loan.

But we don’t view our dealer network simply as a source of installment loans. We’re proud to offer a full complement of banking and investment products to many dealerships, and were honored to serve many of them as their trusted financial advisors. Because of our local market and industry knowledge, consistent buying practices and quick turnarounds, we continue to broaden and deepen these relationships.

As for residential mortgages and home equity line lending, 2004 came out pretty much as we forecasted. Home equity outstandings ended up 8.5% year-over-year, and residential mortgages held in our portfolio climbed 7.9% year-over-year. But the real story behind residential mortgage lending in 2004 was that the anticipated fall off in mortgage originations came true. In 2004, we originated almost $57 million in mortgages, keeping just over $40 million in the portfolio and selling off about $17 million to the secondary market. In 2003, we originated over $144 million and sold off $82 million. As a result, fee revenues from gains on mortgages sold dropped $762,000 in 2004 versus 2003. Originators’ commissions and related costs dropped to $40,000 in 2004 from $477,000 in 2003. Obviously, we anticipated the decline in mortgage originations and did a good job controlling our origination costs.

Darin Campbell is Senior Executive Vice President of the Bank. Darin heads the Personal Banking Group. Darin joined the Bank in 1993.

Senior Executive Vice President,
Personal Banking

First Oak Brook Bancshares, Inc.

For 2005, we’ve rolled-out a comprehensive new program to capture a larger share of local residential lending activity. We just launched an ad campaign on radio, in the newspapers, and — for the first time ever for us — on television. In this new promotion, we are offering the “guaranteed best rate” on owner-occupied home mortgages and home equity lines. Subject to some reasonable conditions, if we can’t match the lowest rate customers find in Chicagoland, we’ll pay them $300. As borrowers think about calling us first, we expect the fees generated will more than cover our promotional expenses. We’re excited about the program’s potential and the greater name awareness for Oak Brook Bank that we’ll be building.

Q. Since you’re on the subject of a fee generating business, the banking industry mantra for at least the last ten years has been growing fee revenues and becoming less reliant on net interest spreads. How are you doing at this?

Well, I think I’ve already covered our Treasury Management segment which produces both fees and deposits, and our fees from gains on residential mortgages sold. In fact, you can find a complete description of our significant sources of fee income over the last 3 years on page 25 of our 10K Report, so I’ll spare you unnecessary detail here. Suffice it to say, our “Other Income” line, where these fees are lumped, totaled $18.5 million in 2004 — a big number by any measure.

Let me highlight two very positive areas for future fee growth. The first is Investment Management & Trust fees, which grew 22% to $2.62 million in 2004, up from $2.14 million in 2003, on top of 26% growth in 2003 over 2002. Tom Sawyer and his staff have been building a meaningful business. Total assets under administration rose to $944.3 million at year-end 2004, up from $786.5 million a year earlier. Total discretionary assets under management climbed to $751 million at the end of 2004, up 18% from $635.2 million a year earlier. We continue to expand in our niche where we manage assets for Illinois municipal police and fire pension funds, and our personal asset management has been growing nicely.

Our asset management success has three components: strong business development results, high client retention rates and market appreciation. In fact, a key differentiator from many of our competitors is our strong in-house securities research capabilities. We’ve got an enviable five year track record of investment results compared to the comparable equity and fixed income benchmarks.

The second area where we’ve shone recently is Merchant Credit Card Processing. Here our fees rose 23% to $5.98 million in 2004, compared to $4.85 million in

First Oak Brook Bancshare, Inc.

2003. Our number of merchant outlets jumped to 566 by the end of 2004, up from 429 the year before. This is a highly competitive, slim-margin business, but our special expertise in working with car dealerships and our reputation for top-notch local service has earned us a high level of client loyalty. We’ve recently begun to note an easing of the local competitive pricing pressures in a few cases, but it’s hard to say whether this constitutes a trend.

I’d like to mention two less significant fee sources which we are working to grow gradually. We began training and licensing retail bankers in 2003 to sell insured annuities. In 2004 we earned $154,000 in fees from this new source.

Also, in 2003, we hired two very successful professionals to establish an Investment Sales Center focused on selling fixed income securities and mutual funds to local businesses, non-profits, public bodies and high net worth individuals. Even though we’ve yet to turn a profit, we saw fee revenues rise to $224,000 in 2004, up from $64,000 in 2003. We are sufficiently confident that this operation complements our clients’ needs, particularly as bond rates rise, that in 2004 we converted FOBB from a Bank Holding Company to a Financial Holding Company. This change allowed us to charter a new subsidiary, First Oak Brook Capital Markets, Inc., to assume the current securities activities of the Investment Sales Center. First Oak Brook Capital Markets, Inc., as a broker/dealer member of the National Association of Securities Dealers, will be able to engage in expanded securities trading and underwriting activities. We expect to have the successor operation up and running before May 1st.

Q. You just mentioned two smaller initiatives — annuity sales and your broker/dealer — that you hope to grow over time. Do you have any other new initiatives on the drawing board you’d like to mention?

Now that you bring it up, as a result of our strategic planning process, we’ve identified a broad category, sometimes called “private banking” or “wealth management” or “wealth advisory” services, that we are exploring further. I don’t want to get too specific this early in the process, but I will say we’ve already gone a long way in understanding how other financial services firms serve this niche, what we like and dislike about their business models, and how we currently accommodate this high net worth segment.

First Oak Brook Bancshares, Inc.

Q. You piqued my curiosity. Rick, you said you already are serving this high net worth segment, but you sounded as if you’re not entirely satisfied with what you’re doing now. Care to amplify?

You’re partly right. We have always served a large slice of the upper middle class, emerging affluent and affluent segments. Many senior executives of large companies, entrepreneurs, business owners and professionals bank with us. To date, our cadre of senior officers has acted as both their private and business bankers. We love being trusted financial advisors to these successful individuals. The challenge is how to leverage our expertise in order to capture even more of this growing segment. We’ll be revealing our solutions over the next year or so. Let me leave this subject by saying no one in the Chicago market is now approaching the question as we’re likely to.

Q. To change the subject entirely, I was reading your past Annual Report in which you’ve written about energizing commercial & industrial and commercial real estate lending. How about an update?

I’m glad you asked. Here’s the background: In August 2003, our entire loan portfolio had dropped to $864 million. There were certainly some extrinsic factors behind this — coming off a recession and early payoffs on commercial mortgages as rates declined and borrowers refinanced. But as we looked more closely at ourselves, we realized while we had more “feet on the street” than ever, our sales culture had largely by-passed commercial lending. In commercial loans, we had a pure credit and processing culture. As soon as we realized this, we took immediate steps. We separated sales management from credit administration, which had the almost immediate benefit of strengthening the credit and administrative side. We gave Brian England, our Chief Marketing Officer, the job of energizing sales. And we identified three initial steps: setting appropriate goals and establishing proper incentives, making sales a part of commercial lenders’ daily lives and seeking additional senior lenders both to source new business and to act as role models for our less experienced lenders and credit analysts.

Although this is clearly a work in progress, let me share the first full year’s results: commercial and syndicated loans rose 17.7%, ending 2004 at $151.6 million, up from $128.8 million the year before. Commercial real estate mortgages and acquisition, development and construction loans climbed 17.5%, ending 2004 at $323.7 million, up from $275.5 million at the end of 2003. On a combined basis, we ended 2004 up 17.6% in commercial loan outstandings — an increase of $71 million, to $475.3 million, from $404.3 million in 2003. We’re pleased with this positive trend.

Thomas Sawyer is Senior Executive Vice President of the Bank. Tom heads the Wealth Advisory Group. Tom joined the Bank in 1998.

Senior Executive Vice President,
Wealth Advisory

First Oak Brook Bancshares, Inc.

Drilling down to the details, however, the transition hasn’t been easy or simple. While establishing goals and incentives went well, making sales an everyday part of our commercial credit culture proved more difficult. We did a lot of training and talking about sales and reporting progress and results, but as 2004 wore on, our most senior lenders realized they needed to be more “hands on.” So, in 2005 our senior officers are interacting more with customers and prospects, initiating calls with their subordinates and joining them on their own calls.

Finally, hiring experienced lenders both to source new business and act as role models for less experienced officers turned out to require more nuance than we originally thought. We now distinguish lenders by thinking of them by class. Freshmen are the inexperienced credit analysts, frequently smart kids in or just out of our credit management training program. Sophomores are the less experienced lenders, handling smaller loan requests or assisting on larger ones. Juniors work on more complex credits, but they don’t necessarily have referral networks of their own. Seniors deal with the most complex deals, mentor subordinates, have broad referral networks of their own and often handoff the overflow of their deals to sophomores and juniors. Over 2004 we learned that it’s easy to confuse seniors and juniors. Our recruiting has become more effective now that we appreciate these distinctions, and we have focused on creating the right mix of freshmen, sophomores, juniors and seniors.

We’ve also improved the leadership and organizational structure of Commercial Lending to facilitate loan growth. We split C & I Lending into three divisions. Brian England leads two of these directly — the Middle Market Division and the National Division. We transferred most of our small business loans to a new Metropolitan Division. This division of labor has freed our top business lenders to focus on larger, more profitable loans, while creating a dedicated corps to efficiently handle small business referrals from commercial bankers and branches.

We also improved the way our real estate activities are organized. After a 22 year career with several Chicago area banks, Larry Silberman joined the Bank early in 2004 to head a new department, Corporate & National Real Estate, which we called CANRED. Our branch expansion activities, buildings and facilities, OREO liquidation, and real estate development subsidiary all reported to Larry in CANRED. On top of all this, Larry networked for new commercial real estate loan deals — very successfully, I might add. At the beginning of 2005, we promoted Larry to head all our commercial real estate activities. Now Commercial Real Estate Lending also reports to him.

First Oak Brook Bancshares, Inc.

Q. That’s an impressive start, and you’ve given me lots to digest. Could you possibly have forgotten anything?

Actually, I may have. One of the other things we learned along the way is the benefits of specialization in commercial lending. Sometimes this means special product knowledge — like construction lending or auto floor plan financing. But more frequently, it means industry specialization where our expertise allows us to add value, with the result that referrals come more readily.

Q. Have you developed any industry specializations?

Yes, indeed. Car dealers and builders, of course. Food, dairy and agribusiness; restaurant chains; gaming; transportation; group medical practices; and governmental services; to list a few.

Q. How did these specializations evolve?

Initially, it was a consequence of our expertise and how referral networks tend to work. But also it evolved from our strategic thinking about the globalization of production and services. What’s nearly impossible to outsource offshore? Food, shelter, retail sales, health care, transportation, and leisure activities. We’re aiming to target the delivery of the necessities of modern American life.

In fact, we’ve been seriously thinking about the best ways to leverage our specialized industry knowledge. For a long time, we’ve done so informally such as with small get-togethers and occasional speakers. Now, we’re considering more formal structures like advisory boards. We appointed our first advisory board for our St. Charles office, which we run much like a stand-alone bank, and it’s been working well — plugging us in to the Fox Valley communities, facilitating exchanges of information and producing referrals. We think the time is right to extend this concept to some of our current industry specialties.

Q. I think your logic is sound, but even if you have the right idea you’re smack in the middle of a fiercely competitive Chicago banking market. How do you come out on top?

I think there are four answers. First, we usually execute better than our competition. We’ve got a good game plan, and now we are “blocking and tackling” really well. Just the other day, I hosted my quarterly breakfast for employees who’ve been with us six months. A teller from our Lisle Office told us of the ways we outperform his last bank — particularly the way we identify and fill customer

First Oak Brook Bancshares, Inc.

needs, rather than just pushing product. Our quality of service scores support his ringing endorsement.

To cite another example, we recently introduced a better way to handle customer complaints promptly. Called our “Service Excellence Program,” our employees have up to 48 hours to resolve customer complaints. As soon as they’ve done so, they advise Sue Peterson, our head of Retail Banking, who issues a letter of apology, explains in it how we solved the problem and encloses a $10 check as a token of our concern. To be sure our senior managers are informed of problems, we also give the employee reporting the complaint a $10 check. One customer just wrote us that we’ve restored her confidence in banks. This is further proof that solid execution is everything.

Second, while the Chicago market is competitive, it’s also huge, with over $220.5 billion in deposits; so the opportunities are gigantic. I’ve always maintained that in Chicago, volume trumps rate. You win by increasing market share, not margin.

Third, I like our position in the market. I already mentioned that as of June 30, 2004, we were fifth in deposit market share in DuPage County, up from seventh the year before. I failed to note, however, that Oak Brook Bank was the 18th largest financial institution out of 338 in the Chicago metropolitan area. Bank One had a 16.4% deposit share, LaSalle Bank a 12.8% share and Harris a 5.5% share. The next 14 financial institutions ahead of us had a combined market share of just 26.2%, averaging 1.87% each. In other words, the market is highly fragmented, so it’s ours to win or lose.

Fourth, perhaps because the market is so fragmented, there’s a surprising degree of respect and cooperation among bankers in Chicago. No one bank seems to have so much of the market as to promote unhealthy envy. Given the necessity of properly managing large risks, we increasingly share in local loan participations and join together in nationally syndicated credits, while simultaneously competing vigorously for deposits. I know and admire many of the CEOs of banks we compete with. To show you how unselfish they can be, Norm Bobins at LaSalle helped us solve a problem we were having with ComEd about 18 months ago, and Ed Wehmer from Wintrust explained his “covered call” strategy to us a few years back, which has enhanced the yield on our investment portfolio.

Larry Silberman is Senior Executive Vice President of the Bank. Larry heads the Real Estate
Group. Larry joined the Bank in 2004.

Senior Executive Vice President, Real Estate

First Oak Brook Bancshares, Inc.

Q. Because of Enron and WorldCom and the corporate scandals that followed in their wake, Congress, the S.E.C. and the stock exchanges introduced corrective legislation and revised their rules and regulations. How has this affected the way you operate?

I’m happy and relieved to report that we just came through our Sarbanes-Oxley Section 404 compliance reviews with flying colors. We had no material weaknesses or significant deficiencies.

This was the final step in a long and expensive journey that began in 2002 when Congress passed the Sarbanes-Oxley Act, which we call “SOX” for short. Its purpose was to restore and improve the integrity of financial information reported to investors.

We began SOX compliance in 2002 when our CEO Gene Heytow and CFO Rose Bouman were required to certify our public financial reports based on our officers’ actual knowledge. To assist in this process, we required our department heads to sign so-called “shadow certifications,” in which they acknowledge they’ve read, understood and agree with the accuracy of our financial reports and have not withheld any material information from us.

During 2003, we revised and strengthened our corporate governance policies, including our Code of Ethics, Conflicts of Interest Policy, Insider Trading and Sexual Harassment Policy. Also, we revamped our Board committee structure, identifying our six (out of nine) independent directors and ensuring that our two key committees, the Audit Committee and a new Independent Directors Committee, consisted entirely of independent directors. The new Independent Directors Committee was invested with authority over nominations, compensation, and corporate governance matters. The Audit Committee took on an expanded role, including the hiring, firing and fees of our outside auditors, establishing a whistleblower hotline to hear and act on internal complaints regarding accounting, internal controls and auditing issues. We also formally identified “financial experts” on our Audit Committee.

But the most time-consuming and expensive compliance issue resulting from SOX was Section 404 which required that we complete an evaluation of the effectiveness of our internal controls over financial reporting by March 15, 2005. If we or our auditors, KPMG, were to have discovered any “material weaknesses” or “significant deficiencies” in our controls over financial reporting, we were obliged to report them. As I said, the Company had none.

What made this evaluation so arduous and stressful was the number of steps and the short deadlines involved. First, we had to document our processes. Most

First Oak Brook Bancshares, Inc.

procedures were well-documented to begin with; some others, though in place, required formalization or clarification. Second, we had to verify that these controls were working as expected — not just once, but at month-end, quarter-end and year-end. Third, our outside auditors had to walk-through, confirm and test the results themselves. Each of these steps required our internal staff, which we augmented along the way, to become deeply engaged in the process, while simultaneously performing their regular tasks.

Three things drove the costs which ended up totaling over $200,000. First, we added staff to gear up for the project. Second, in the highly technical IT area, we brought in consultants to ensure that we were looking at the right applications, the right way. Third, KPMG had to test each significant control multiple times.

Q. Now that you passed the SOX 404 compliance tests, what do you think are the pros and cons?

First, the cons. Most of the benefits of SOX 404 compliance accrue in the first year; yet we will have to bear this cost every year as part of our integrated independent audit. We’ve now added a new mandated annual expense. Like most shareholders, I’d rather have more earnings. Second, lost in the debate is the fact that SOX 404 compliance only helps assure that we’re reporting the correct financial results, whether profits or losses. SOX 404 says nothing about testing controls over substantive business risks.

On the positive side, first, it’s comforting to have assurances that we have in place good controls over financial reporting. Second, it’s nice to know, now that we’re through it once, that it’ll be easier next year, even if it isn’t cheaper. Third, we learned a few things along the route. For example, we found that most of our checks and balances actually involved up to three levels. Our goal for 2005 is to refine the processes so the first level is adequate to detect any errors. Finally, I believe we’ve established just the right “tone at the top” where our entire senior management team feels responsible and accountable for our financial reporting and results. I think we’re all on the same page when it comes to appreciating the value of corporate integrity.

Q. Now that you’re ascending to the Company CEO position in May, how do you see your day-to-day role changing?

Perhaps I better begin by telling you how I spend most of my time now. I’m very active on the Loan Committee where, because of my 35 years experience, I view my biggest contribution as ensuring that we’ve done thorough due diligence and

First Oak Brook Bancshares, Inc.

that we’ve identified the most important risks. I preach ad nauseam “verify” and “clarify.” I spend a lot of time on human resource matters, such as recruiting, compensation and benefits, and individual employee issues. I quarterback business and strategic planning, which, bared down to its essentials, means identifying and prioritizing goals, and marshalling the resources and encouraging the cooperative spirit needed to achieve them. Along with our CFO, I act as Company spokesman for investor relations and I work on all merger and acquisition possibilities. I meet with as many customers as I can. I enjoy being deeply involved in our advertising and marketing campaigns. And, more so recently, I interact with the Board on corporate governance matters and keep them informed on major issues. I don’t see much of this changing short-term, although I’m going to be much more active coaching other senior officers, to ready them to step up down the road.

Q. When you become CEO in May, you’ll have just turned 62. Perhaps it’s premature, but do you and the Board have a management succession plan and a timetable for implementing it?

I have no timetable for my retirement but it’s definitely foreseeable, and the Board and I have already done a lot of thinking about management succession. We are committed to bringing our rising generation of top officers along rapidly. You probably noted that at our January 2005 Board Meeting, we appointed three new Senior Executive Vice Presidents, bringing the total to five. We have a very deep and dynamic senior management team who are individually enormously talented, and together, fantastic. Our Vice-Chair, George Clam, is just 55, joined us in 1977 after getting his MBA at Northwestern, and is as good a Chief Credit and Risk Officer as you’ll find. Our Senior Executive Vice President and CFO, Rose Bouman, 47, joined us from Arthur Anderson 21 years ago, has headed line units including Retail Banking and Consumer Lending, and currently is responsible for our Finance, Administration and Operations Group. Rose is also the go-to person on a day-to-day basis for investor relations. Senior Executive Vice President Brian England, 42, has been with us for 11 years and as our Chief Marketing Officer runs Commercial & Institutional Banking and Commercial & Industrial Lending.

In January 2005, we named three more Senior Executive Vice Presidents. Darin Campbell, 39, joined us 12 years ago to manage our credit card lending. Today he heads the Personal Banking Group which encompasses both the Retail Banking and Consumer Lending Departments, as well as Merchant Credit Card Processing. Tom Sawyer, 46, came aboard seven years ago and transformed our

Northbrook
4th quarter 2005
Glencoe
4th quarter 2005
Glenview
Cook County
DuPage County
Bensenville
Addison
St. Charles
Huron St.
Glen Ellyn
Wheaton
4th quarter 2005
Kane County
Oak Brook
Broadview
Graue Mill
LaGrange
Chicago
Warrenville
Countryside
Naperville
Lisle
Aurora
Darien
opened March 14, 2005
Burr Ridge
Will County
Bolingbrook
Cook County
Homer Glen
opening 2006

Oak Brook Bank Offices

First Oak Brook Bancshares, Inc.

small Trust Department into a robust investment management business with a revenue run-rate of over $3 million a year and five straight quarters of profits. Tom is heading our new Wealth Advisory Group with a broad charge to widen our field of activities. Larry Silberman, 49, also a Northwestern MBA, has been promoted to head our Real Estate Group, which includes Commercial Real Estate Lending, Buildings and Facilities, and our development subsidiary Oak Real Estate Development Corp., among other things. This is a relatively young, very experienced and amazingly skilled senior executive staff.

Beneath them, we have four other executive vice presidents and 17 senior vice presidents. I can’t say enough good things about the management team we’ve developed. My greatest challenge may be to keep this exceptional group performing consistently at the top of their game. A good part of my leadership role is to get that last, extra 10%.

Q. I don’t want to be too indelicate, but I’ve got to ask you about selling.

Well, you’re not the first to ask. We have no “for sale” sign on the front lawn. Having said that, the Board and I are keenly aware of our obligations to our shareholders — particularly so, since the Directors and our families own 34% of our stock. First, we think our franchise is currently relatively undervalued, and if a potential acquirer comes along, recognizing our full value, we’re going to begin a long and very serious conversation. Second, while our shareholders will always come first, we have two other constituencies that deserve consideration — our customers and our employees. We’re going to think about how they’ll fare. Third, we’re going to ask ourselves, especially if stock is part of the proposed consideration — and, for tax reasons, it often is — whether 2+2=5, or at least more than 4. For example, we can hypothesize a so-called “merger of equals” scenario where 2+2=5 is the likely result. Lastly, and I’m not trying to beg the question, we did an analysis some years ago — in fact, when Gerry Fitzgerald sold his Suburban Bank group to Harris for what was then a huge premium over book — that showed, as long as we continue to do well and grow, we’re probably not giving up anything by staying independent. Who’d have thought 20 years ago that we’d be over $2 billion in assets with a stock selling at year-end 2004 at 17 times trailing earnings and 2.43 times book value? Or, that our current dividend, annualized, would be up to $.72 a share? Or, that our earnings of $19.1 million in 2004 would be 162% of our $11.8 million in equity capital when we began in 1983? Taking the long view, this has been a pretty great business. And it’s been a terrific place to invest “patient” money.

March 25, 2005

First Oak Brook Bancshares, Inc.

10 Year Earnings Summary and Selected Consolidated Financial Data

		2004		2003		2002
		(Dollars in thousands except share data)

Statement of Income Data	Net interest income	$53,411		$51,231		$47,448
	Provision for loan losses	500		1,600		14,650
	Net interest income after provision for loan losses	52,911		49,631		32,798
	Other income	18,532		18,435		17,450
	Other expenses	43,732		41,503		35,741
	Income before income taxes	27,711		26,563		14,507
	Income tax expense	8,639		8,128		4,006
	Net income	19,072		18,435		10,501

Common Stock Data(2)	Basic earnings per share	$1.95		1.92		$1.10
	Diluted earnings per share	1.91		1.87		1.08
	Cash dividends paid per share(3)	62		.449		.35
	Book value per share	13.33		12.12		11.44
	Closing price of Common Stock per share(3)
	High	33.70		32.00		22.97
	Low	28.25		18.95		16.03
	Year-end	32.41		30.01		20.95
	Dividends paid per share to closing price	1.9%		1.5%		1.7%
	Closing price to diluted earnings per share	16.97	x	16.05	x	19.5	x
	Period end shares outstanding	9,820,811		9,680,711		9,501,196
	Volume of shares traded	2,183,927		2,276,351		3,318,996
	Market capitalization	$318,292		$290,518		$199,050

Year-End Balance Sheet Data	Total assets	$2,082,524		$1,847,815		$1,597,496
	Loans, net of unearned discount	1,071,655		915,678		912,081
	Allowance for loan losses	8,546		8,369		7,351
	Investment securities	841,077		783,471		507,485
	Demand deposits	265,251		250,101		247,806
	Total deposits	1,714,536		1,458,502		1,264,731
	Federal Home Loan Bank of Chicago borrowings	161,418		161,500		102,000
	Junior subordinated notes issued to capital trusts(4)	23,713		—		—
	Trust Preferred Capital Securities(4)	—		23,000		18,000
	Shareholders’ equity	133,787		120,892		111,942

Trust Assets	Discretionary assets under management	$751,046		$635,234		$485,125
	Total assets under administration	944,318		786,454		687,640

Financial Ratios	Return on average assets	.96%		1.11%		.71%
	Return on average equity	15.21		15.79		10.03
	Net interest margin	2.89		3.36		3.44
	Net interest spread	2.56		2.97		2.89
	Dividend payout ratio	32.70		25.75		32.98
	Efficiency ratio	60.8		59.6		55.1

Consolidated Capital Ratios	Average equity to average total assets	6.30%		7.05%		7.06%
	Tier 1 capital ratio	11.57		12.52		11.06
	Total capital ratio	12.20		13.26		11.73
	Capital leverage ratio	7.47		8.11		7.74

Asset Quality Ratios	Nonperforming loans to total loans outstanding	.01%		.06%		.16%
	Nonperforming assets to total assets	.49		.91		.60
	Nonperforming assets to total capital	7.59		13.88		8.58
	Allowance for loan losses to total loans outstanding	.80		.91		.81
	Net charge-offs to average loans	.03		.07		1.54
	Allowance for loan losses to nonperforming loans	57.74	x	15.44	x	5.09	x

(1)	Included in other income in 1997 was the $9,251,000 gain on the sale of our credit card portfolio, which after tax resulted in a $5.1 million increase in net income.

(2)	Common Stock data has been restated to give effect to the following stock dividends: 50% effective August 11, 2003, 100% effective September 3, 1998, 50% effective September 8, 1994.

(3)	On May 4, 1999, the shareholders approved the reclassification of the Common Stock into Class A Common Stock on a one for one basis. As a result, the

First Oak Brook Bancshares, Inc.

At and for the year ended December 31,
2001		2000		1999		1998		1997		1996		1995

$38,916		$33,205		$32,337		$28,410		$27,432		$26,834		$25,476
1,550		900		840		630		1,550		1,510		1,050
37,366		32,305		31,497		27,780		25,882		25,324		24,426
14,442		10,482		8,966		7,991		15,541	(1)	4,647		4,186
31,928		27,117		25,640		22,423		20,708		20,435		19,924
19,880		15,670		14,823		13,348		20,715		9,536		8,688
6,232		4,621		4,277		3,907		6,962		2,429		1,996
13,648		11,049		10,546		9,441		13,753	(1)	7,107		6,692

$1.44		$1.15		$1.07		$.95		$1.39		$.71		$.67
1.41		1.13		1.05		.93		1.35		.69		.65
.30		.29		.27		.23		.18		.127		.105
10.29		9.09		8.03		7.64		6.92		5.75		5.49

17.00		12.25		14.00		17.00		16.79		8.50		7.17
11.63		9.00		11.00		11.83		7.59		6.83		5.50
16.10		11.75		12.33		12.33		16.00		7.75		6.88
1.9%		2.4%		2.2%		1.9%		1.1%		1.6%		1.5%
11.4	x	10.4	x	11.8	x	13.3	x	11.8	x	11.3	x	10.5	x
9,465,947		9,518,618		9,796,971		9,874,260		10,029,840		10,119,279		10,088,526
2,318,964		3,769,329		2,484,674		2,862,891		5,171,157		1,699,563		3,016,572
$152,402		$111,844		$120,797		$121,750		$160,477		$78,424		$69,409

$1,386,551		$1,249,272		$1,146,356		$1,009,275		$816,144		$768,655		$678,102
916,645		825,020		719,969		631,987		447,332		420,164		362,728
6,982		5,682		4,828		4,445		4,329		4,109		3,932
327,389		319,985		348,607		297,674		302,098		265,954		256,192
211,939		221,552		196,243		187,209		153,806		147,497		128,236
1,077,966		978,226		894,072		777,802		627,763		648,303		555,086
86,000		81,000		63,000		57,500		42,500		—		3,500
—		—		—		—		—		—		—
6,000		6,000		—		—		—		—		—
99,552		87,606		79,999		77,061		71,661		59,553		53,762

$379,184		$271,193		$245,252		$194,884		$134,039		$91,026		$67,455
567,124		403,884		340,945		306,509		225,451		173,238		115,284

1.04%		.90%		.99%		1.02%		1.76%		.97%		1.03%
14.47		13.58		13.30		12.74		21.72		12.77		14.00
3.26		2.99		3.35		3.43		3.97		4.20		4.54
2.38		1.95		2.35		2.34		2.86		3.23		3.57
21.29		25.45		24.62		24.17		12.43		18.63		14.63
59.8		62.1		62.1		61.6		48.2		64.9		67.2

7.22%		6.63%		7.41%		8.00%		8.11%		7.59%		7.39%
10.03		9.75		10.05		10.20		13.70		12.66		13.33
10.72		10.35		10.65		10.80		14.55		13.54		14.32
7.42		7.47		7.12		7.61		8.57		7.69		7.94

.19%		.05%		.05%		.04%		.09%		.49%		.03%
.14		.05		.03		.03		.09		.49		.03
1.89		.67		.50		.44		.53		3.49		.19
.76		.69		.67		.70		.97		.98		1.08
.03		.01		.07		.10		.32		.34		.30
4.03	x	12.94	x	12.98	x	16.34	x	11.45	x	1.98	x	37.81	x

Class A Common Stock is now the only class of outstanding Common Stock and has been renamed “Common” Stock. Historical dividend and price information shown is that of the former Class A Common Stock.

(4)	The Company deconsolidated three statutory trust subsidiaries on January 1, 2004 upon adoption of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” As a result, the Company reported junior subordinated notes issued to capital trusts in lieu of trust preferred capital securities. See note 8 to the Company’s financial statements under Item 8 of the Annual Report of Form 10-K for more information.

First Oak Brook Bancshares, Inc.

Condensed Consolidated Balance Sheets

	December 31,
	2004	2003
	(Dollars in thousands)
Assets
Cash and due from banks	$34,273	$46,308
Fed funds sold and interest-bearing deposits with banks	51,479	20,008
Investment securities	841,077	783,471
Loans, net of unearned discount	1,071,655	915,678
Less-allowance for loan losses	(8,546)	(8,369)

Net loans	1,063,109	907,309

Other real estate owned	9,857	16,130
Premises and equipment, net	34,561	33,461
Bank owned life insurance	24,858	21,011
Other assets	23,310	20,117

Total Assets	$2,082,524	$1,847,815

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$265,251	$250,101
Interest-bearing deposits	1,449,285	1,208,401

Total deposits	1,714,536	1,458,502
Short-term borrowings	33,077	69,910
Federal Home Loan Bank of Chicago borrowings	161,418	161,500
Junior subordinated notes issued to capital trusts	23,713	—
Trust Preferred Capital Securities	—	23,000
Other liabilities	15,993	14,011

Total Liabilities	$1,948,737	$1,726,923

Shareholders’ Equity:
Preferred stock	—	—
Common stock	21,850	21,850
Surplus	7,751	5,765
Accumulated other comprehensive income, net of tax	432	1,463
Retained earnings	114,897	102,062
Treasury Stock	(11,143)	(10,248)

Total Shareholders’ Equity	133,787	120,892

Total Liabilities and Shareholders’ Equity	$2,082,524	$1,847,815

First Oak Brook Bancshares, Inc.

Condensed Consolidated Statements of Income

	Years Ended December 31,
	2004	2003	2002
	(Dollars in thousands except share data)
Interest income:
Loans	$49,691	$50,852	$58,907
Investment securities	36,329	28,583	22,659
Fed funds sold and interest-bearing deposits with banks	691	500	1,001

Total interest income	86,711	79,935	82,567

Interest expense:
Interest-bearing deposits	26,127	21,596	27,152
Short-term borrowings	450	829	1,596
Federal Home Loan Bank of Chicago borrowings	5,197	5,051	5,390
Junior subordinated notes issued to capital trusts	1,526	—	—
Trust Preferred Capital Securities	—	1,228	981

Total interest expense	33,300	28,704	35,119

Net interest income	53,411	51,231	47,448
Provision for loan losses	500	1,600	14,650

Net interest income after provision for loan losses	52,911	49,631	32,798

Other income:
Service charges on deposit accounts	5,771	6,860	7,376
Investment management and trust fees	2,621	2,140	1,701
Merchant credit card processing fees	5,978	4,849	4,813
Gain on mortgages sold, net	242	1,004	814
Securities dealer income	224	64	—
Other operating income	3,355	3,301	2,432
Investment securities gains, net	341	217	314

Total other income	18,532	18,435	17,450

Other expenses:
Salaries and employee benefits	23,959	23,346	19,610
Occupancy and equipment	5,489	4,872	4,058
Advertising and business development	2,102	1,778	1,641
Merchant credit card interchange expense	4,824	3,799	3,717
Provision for other real estate owned	1,217	1,415	—
Other operating expenses	6,141	6,293	6,715

Total other expenses	43,732	41,503	35,741

Income before income taxes	27,711	26,563	14,507
Income tax expense	8,639	8,128	4,006

Net income	$19,072	$18,435	$10,501

Basic earnings per share	$1.95	$1.92	$1.10

Diluted earnings per share	$1.91	$1.87	$1.08

First Oak Brook Bancshares, Inc.

Company Directors and Officers

Corporate Executive Officer Directors

Eugene P. Heytow, Chairman of the Board and Chief Executive Officer [1]
Richard M. Rieser, Jr., President [1]
Frank M. Paris, Vice Chairman [1]

Senior Corporate Officers

Rosemarie Bouman, Vice President and Chief Financial Officer, Treasurer
George C. Clam, Vice President and Chief Banking Officer
Brian C. England, Vice President and Chief Marketing Officer

Other Corporate Officers

Mitchell L. Hollins, General Counsel and Secretary
Jill D. Wachholz, Chief Accounting Officer

Independent Directors

John W. Ballantine, Private Investor, formerly Executive Vice President and Chief Risk Management Officer, First Chicago NBD Corporation [2,3]
Miriam Lutwak Fitzgerald, M.D. [3]
Stuart I. Greenbaum, Dean of Olin School of Business, Washington University [2,3]
Charles J. Gries, Partner, Charles J. Gries & Company LLP (Certified Public Accountants) [1,2,3]
Michael L. Stein, Executive Vice President and Director, Brownson, Rehmus, & Foxworth, Inc. (Financial counseling) [1,3]
Geoffrey R. Stone, Harry Kalven Distinguished Professor of Law, University of Chicago Law School, formerly Provost of the University of Chicago [2,3]

[1]	Member of the FOBB Executive Committee

[2]	Member of the FOBB Audit Committee

[3]	Member of the FOBB Independent Directors Committee

First Oak Brook Bancshares, Inc.

Oak Brook Bank Directors and Officers

Oak Brook Bank Directors

John W. Ballantine, Private Investor, formerly Executive Vice President and Chief Risk Management Officer, First Chicago NBD Corporation [4,5]
George C. Clam, Vice Chairman and Chief Credit and Risk Officer, Oak Brook Bank [5,6,7]
Jay W. Christopher, Chairman, Thatcher Corporation; Director, The Pampered Chef; Director, Valparaiso University; Board of Regents, Concordia University; Director, National Foundation for Teaching Entrepreneurship

Anthony DeSantis, Managing Partner, Drury Lane Theater & Complex
Gary M. Fazzio, Executive Vice President, CB Richard Ellis, Inc. (Real estate brokerage services) [5]
Miriam Lutwak Fitzgerald, M.D. [7]
Stuart I. Greenbaum, Dean of Olin School of Business, Washington University [4]
Charles J. Gries, Partner, Charles J. Gries & Company LLP (Certified Public Accountants) [4,5]

Thomas J. Hartigan, Vice President, Hartway Management, Inc. (Management and operation of multiple car dealerships) [7]
Andrew Heytow, Vice President, Amalgamated Bank [5]
Eugene P. Heytow, Chairman of the Executive Committee; Chairman of the Board and Chief Executive Officer, First Oak Brook Bancshares, Inc. [5,6]
Frank M. Paris, Vice Chairman of the Board, First Oak Brook Bancshares, Inc. [6]
Richard M. Rieser, Jr., Chairman, President and Chief Executive Officer; President, First Oak Brook Bancshares, Inc. [5,6]
Michael L. Stein, Executive Vice President and Director, Brownson, Rehmus, & Foxworth, Inc. (Financial counseling) [7]
Geoffrey R. Stone, Harry Kalven Distinguished Professor of Law, University of Chicago Law School, formerly Provost of the University of Chicago [4]
Bruce Wechsler, President, Wexenthaller Realty Management, Inc.; President, The Chicagoland Apartment Association [5,7]

[4]	Member of the Oak Brook Bank Audit Committee

[5]	Member of the Oak Brook Bank Directors Loan Committee

[6]	Member of the Oak Brook Bank Executive Committee

[7]	Member of the Oak Brook Bank Trust Committee

First Oak Brook Bancshares, Inc.

Oak Brook Bank Senior Executive Officers

Richard M. Rieser, Jr., Chairman, President, and Chief Executive Officer
George C. Clam, Vice Chairman and Chief Credit & Risk Officer
Rosemarie Bouman, Senior Executive Vice President and Chief Financial Officer; Finance, Administration & Operations Group
Darin P. Campbell, Senior Executive Vice President, Personal Banking Group
Brian C. England, Senior Executive Vice President, Commercial Banking Group
Thomas S. Sawyer, Senior Executive Vice President, Wealth Advisory Group
Lawrence D. Silberman, Senior Executive Vice President, Real Estate Group

Oak Brook Bank Executive Officers

John M. Bonino, Executive Vice President, Commercial Real Estate Lending
Glenn R. Krietsch, Executive Vice President, Credit Administration and Metropolitan Lending
James P. McGrath, Executive Vice President, Commercial & Institutional Banking
Susan G. Peterson, Executive Vice President, Retail Banking

Oak Brook Bank Senior Officers

Mitchell E. Belon, Senior Vice President, Oak Brook Bank/Fox Valley
Edward F. Berkheimer, Senior Vice President, Information Technology
John A. Castellano, Senior Vice President, National Lending
John J. Falduto, Senior Vice President, Investment Management & Trust
Shawn P. Griffin, Senior Vice President, Treasury Management & Treasury Management Operations
Susanne C. Griffith, Senior Vice President, Human Resources
Mitchell L. Hollins, Senior Vice President, Law
Terese M. Krafcheck, Senior Vice President, Investment Management & Trust
Kori R. Lannon, Senior Vice President, Commercial Banking
Paul J. Leake, Senior Vice President, Residential Lending
Douglas G. Madigan, Senior Vice President, Investment Management & Trust
Becky V. McPartlin, Senior Vice President, Building & Facilities
Jeffrey C. Nicholson, Senior Vice President, National Lending
Laura L. Sak, Senior Vice President, Audit
Roger S. Teeling, Senior Vice President, Commercial Banking
Jill D. Wachholz, Senior Vice President, Accounting
Kurt F. Yndestad, Senior Vice President, Investment Sales

First Oak Brook Bancshares, Inc.

Shareholder Information

Stock Listing

The Company’s Common Stock trades on The Nasdaq Stock Market® under the ticker symbol FOBB. As of February 17, 2005, there were 760 holders of record and approximately 1,952 beneficial shareholders.

Market Makers

The following firms make a market in the Company’s Common Stock. Those marked with an asterisk* are also providing research coverage.

Transfer Agent and Registrar

For answers to questions about stock transfers, changes of address, dividend payments, or lost certificates, call our transfer agent, Oak Brook Bank, at (630) 990-BANK x 255.

Archipelago Exchange	312-960-1318
Boston Stock Exchange	617-235-2000
Cincinnati Stock Exchange	800-843-3924
Citigroup Global Markets, Inc.	212-816-6000
FTN Midwest Securities Corp. *	615-734-6050
Goldman Sachs & Co.	212-902-1000
H.H. Thompson, Magid & Co.	312-372-3828
Howe Barnes Investments, Inc. *	312-655-3000
Keefe, Bruyette & Woods, Inc.*	212-887-7777

Knight Equity Markets L.P.	800-544-7508
McConnell Budd & Downes	973-538-7800
Morgan Stanley & Co., Inc.	212-761-4000
RBC Capital Markets Corp.	312-559-3000
Sandler, O’Neill & Partners, L.P. *	800-635-6851
Stifel, Nicolaus & Co., Inc.*	314-342-2000
Susquehanna Capital Group	610-617-2600
Trident Securities, Inc.	800-340-6321
UBS Capital Markets, L.P.	203-719-7400

Stock Data(1)

	First	Second	Third	Fourth	Full
(per share)	Quarter	Quarter	Quarter	Quarter	Year
2004
Diluted net earnings	$.48	$.48	$.46	$.49	$1.91
Dividends paid	.14	.16	.16	.16	.62
High(2)	33.70	31.99	31.29	33.47	33.70
Low(2)	29.55	28.25	29.40	31.09	28.25
Close	30.51	30.30	30.84	32.41	32.41

2003
Diluted net earnings	$.46	$.47	$.47	$.47	$1.87
Dividends paid	.095	.107	.107	.14	.449
High(2)	20.88	21.99	27.00	32.00	32.00
Low(2)	18.95	19.84	22.55	26.00	18.95
Close	20.26	21.99	24.78	30.01	30.01

(1)	Common Stock has been restated to give effect to the three-for-two stock split effective in August 2003.

(2)	The prices shown represent the high and low closing sales prices for the quarter.

First Oak Brook Bancshares, Inc.

Corporate Information

Corporate Office
1400 Sixteenth Street
Oak Brook, Illinois 60523
(630) 990-BANK
www.firstoakbrook.com
email—rbouman@obb.com

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held at 10 a.m. on Tuesday, May 10, 2005, in the Conference Center of our Corporate Office at 1400 Sixteenth Street, Oak Brook, Illinois 60523.

Products and Services

To receive information on our products and services, call us at (630) 990-BANK or visit Oak Brook Bank’s* Internet site at www.obb.com.

Financial Information

The Company’s 2004 Form 10-K Annual Report and quarterly financial releases, as well as other Company information, can be accessed through our website on the Internet at www.firstoakbrook.com.

This Summary Annual Report and our 2004 Form 10-K Annual Report accompany the Proxy Statement delivered to our shareholders for the Annual Meeting. Any individual requesting a printed copy of the Company’s 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission may obtain it without charge by writing to Rosemarie Bouman, Vice President and Chief Financial Officer, at the Corporate Office.

Company information on the Internet

www.firstoakbrook.com	click on Investor Information,
click on SEC filings

www.nasdaq.com	type FOBB,
click on InfoQuotes,
click on Company Filings

*	Oak Brook Bank is a Member FDIC. Equal Housing Lender.

First Oak Brook Bancshares, Inc.

Independent Auditors’ Report

The Board of Directors of First Oak Brook Bancshares, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 (not presented herein); and in our report dated March 10, 2005, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ KPMG LLP

Chicago, Illinois
March 10, 2005

Forward-Looking Statements

This summary annual report contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions in the Company’s market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and reserve for loan losses; developments pertaining to the loan fraud and condominium project at 60 W. Erie, Chicago, including the strength of the Chicago luxury condominium for sale market; significant increases in competition or changes in depositor preferences or loan demand; difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

First Oak Brook Bancshares, Inc.

1400 Sixteenth Street, Oak Brook, IL 60523
(630) 990-BANK